Exhibit 99.1
SandRidge Energy, Inc. Announces Final Results of Term Loan Exchange Offer
Oklahoma City, Oklahoma, April 28, 2008 — SandRidge Energy, Inc. (NYSE:SD) today announced the final results of its offer to exchange $1.0 billion of its outstanding senior term loans for $1.0 billion of newly issued senior notes. The exchange offer was made pursuant to a non-public exchange offer that commenced on March 28, 2008 and expired on April 28, 2008.
The company has accepted $650 million, or 100%, of its outstanding fixed rate senior term loans tendered in exchange for an equal principal amount of its Senior Notes due 2015 and $350 million, or 100%, of its outstanding floating rate term loans tendered in exchange for an equal principal amount of its Senior Floating Rate Notes due 2014. The company did not receive any cash proceeds in this transaction. It expects to deliver both issues of the Senior Notes on May 1, 2008 through the facilities of The Depository Trust Company.
The terms of the senior notes to be issued are substantially identical to those of the exchanged senior term loans, including principal amount, maturities, interest rates, guarantees, financial covenants, and seniority.
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. The company also owns and operates gas gathering, marketing and processing facilities, CO2 treating and transportation facilities, and tertiary oil recovery operations. In addition, SandRidge owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Anadarko shelf of Oklahoma, and the Gulf of Mexico. The company’s Internet address is http://www.sandridgeenergy.com.